Exhibit 5.1

FLEMING PLLC
49 Front Street, Suite #206, Rockville Centre, New York 11570
TEL  516 833 5034  FAX  516 977 1209  WWW.FLEMINGPLLC.COM

October 4, 2011

World Surveillance Group Inc.
State Road 405, Building M6-306A
Room 1400
Kennedy Space Center, FL 32815

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for World Surveillance Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 63,916,667 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), issuable pursuant to the Company’s 2004 Employee Stock Option Plan, 2011 Equity Compensation Incentive Plan, and certain Non-Qualified Stock Options (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.   Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the Delaware General Corporation Law, as in effect on the date hereof, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder.

Very truly yours,

/s/ Fleming PLLC

Fleming PLLC